Exhibit 99.1

1235 Water Street
East Greenville, PA 18041
Tel 215 679-7991
Press Release
Knoll Reports First Quarter 2020 Results
Announces additional steps to maximize liquidity and financial flexibility
EAST GREENVILLE, PA, April 27, 2020 -- Knoll, Inc. (NYSE: KNL), a leading designer and manufacturer of furnishings, textiles and fine leathers for the workplace and home, today announced results for the first quarter ended March 31, 2020.
First Quarter Highlights
Net Sales increased 2.2% to $340.0M
GAAP Gross Margin decreased 120 bps to 36.0%
Adjusted Gross Margin decreased 80 bps to 36.4%
GAAP Operating Expenses increased $16.3M to $110.9M or 32.6% of net sales
Adjusted Operating Expenses increased $8.9M to $100.9M or 29.7% of net sales
GAAP Operating Margin decreased 520 bps to 1.8% in the Office segment
GAAP Operating Margin decreased 480 bps to 11.0% in the Lifestyle segment
Adjusted EBITDA Margin decreased 110 bps to 9.0% in the Office segment
Adjusted EBITDA Margin decreased 400 bps to 15.3% in the Lifestyle segment
GAAP Net Earnings decreased $7.1M to $10.9M or 3.2% of net sales
Adjusted EBITDA decreased $8.4M to $33.2M or 9.8% of net sales
GAAP Diluted EPS decreased $0.15 to $0.22
Adjusted Diluted EPS decreased $0.01 to $0.40
This release contains non-GAAP financial measures. Please refer to the Reconciliations of Non-GAAP Financial Measures section for reconciliations to the most directly comparable GAAP measure.

To Our Shareholders and Associates:

COVID-19 Update
As we write our first quarter report, our hearts go out to all those whose lives, health and well-being have been directly impacted by the COVID-19 pandemic. And we honor those on the front lines of fighting this terrible virus. While at times like these everything else can seem irrelevant, we are proud of the small part we at Knoll and our dealers play in supporting many of these front-line organizations and the facilities in which they operate.

At Knoll, we are fortunate that only a small handful of our employees have been directly impacted by the virus and we can report that all have recovered. Furthermore, we are pleased that our aggressive steps to protect the health and well-being of our manufacturing and warehouse associates, including temperature checks, altering the layout of certain processes within our manufacturing operations to increase social distancing as well as the use of face protection, gloves and increased cleaning and sterilizing, have been well received and effective. As a result, we have been able to largely continue to support clients in a broad range of critical infrastructure and related areas. In addition, we are proud that our Spinneybeck, KnollTextiles and HOLLY HUNT operations have been able to pivot parts of their operations to provide masks and other personal protective equipment for our associates and local healthcare facilities.

First Quarter Results
We delivered a solid start to 2020 with growth in orders and sales over the prior year. Had the last two weeks of the quarter not been impacted by the closure of our two plants in Italy, DatesWeiser in Buffalo, and the temporary closure and subsequent reopening of our plant in Pennsylvania, shipments would have been approximately $12.0 million higher. Overall, we delivered $340.0 million of sales, up 2.2% from the prior year. Excluding Fully, which was acquired in third quarter of 2019, Knoll, Inc. sales declined 3.3%. Adjusted gross margin, driven by headwinds in our Lifestyle segment, declined by 80 basis points. Adjusted operating expenses as a percentage of sales increased sharply by 200 basis points, led by Fully, our first Constellation sales meeting in three years as well as increased provisions for uncollectable accounts. Adjusted EBITDA declined by $8.4 million, to $33.2 million, versus the prior year and adjusted EBITDA margin fell from 12.5% to 9.8%. Adjusted EPS of $0.40 was down from $0.41 a year ago. The effective tax rate during the first quarter of 2020 was (54.8)% down from 26.6% in the prior year. The tax rate during the first quarter was positively impacted by provisions within the Coronavirus Aid, Relief and Economic Security (CARES) Act, reducing our income tax provision by approximately $5.8 million.

Consolidated net sales growth of 2.2% was led by our Office segment, which benefited from the strong performance of Fully’s work-from-home e-commerce offerings. The Office segment posted 7.0% sales growth over the prior year, but excluding Fully, Office segment sales were down 2.0%. Office orders growth exceeded sales growth in the first quarter and we built backlog heading into the second quarter, led by the government vertical. We believe, however, there will be increasing challenges in the coming quarter in our clients’ abilities to accept and install all of the product orders we have scheduled to produce as well as limitations in manufacturing all the orders in our backlog given some of the government-mandated plant closures in Italy and the US. And while some clients are using this lull to complete already commenced or committed projects, we believe others are starting to defer earlier stage work which will likely impact us later this year. Additionally, we are seeing significantly more requests to rearrange scheduled ship dates as well as above average order cancellations as clients reevaluate their facility decisions. Office adjusted EBITDA margins declined by 110 basis points from 10.1% to 9.0% and adjusted EBITDA was down by $1.0 million, primarily due to mix shift within the segment.

Lifestyle segment sales declined by 5.3% as continued double-digit growth at Muuto was offset by challenging year-over-year comparisons in our KnollStudio workplace sales, and residential weakness at HOLLY HUNT and Knoll Europe where we had to close design center showrooms, and many of our European residential dealers shuttered in March as well. These will be areas of continued headwind for the foreseeable future, and were a factor in the 400 bps decline in Lifestyle adjusted EBITDA margins due to backlog that we were unable to deliver at the end of the quarter.

In celebration of Earth Day 2020 and our commitment to reduce our carbon footprint, we were pleased to announce that we completed the conversion of our North American manufacturing and distribution operations and facilities, including KnollStudio, KnollTextiles and DatesWeiser to 100% green renewable electrical power produced by sources such as wind or low impact hydro power. In addition, our East Greenville, PA manufacturing site now utilizes 100% green renewable and green-sourced natural gas. Renewable energy eliminates fossil-fuel based greenhouse gas (GHG) emissions or air pollutants. This transition will reduce the need for over 55,000 megawatt hours of carbon based emissions going forward.

Responding to a Changing Landscape
We recognize these are far from normal times. The disruption the pandemic has wrought has clearly been felt across our constellation of brands. While our major North American plants remain operational, we have had to close manufacturing operations in Italy and in Buffalo, NY. Select HOLLY HUNT locations and suppliers are also closed, although all our warehouse and logistics operations including HOLLY HUNT, Muuto, Spinneybeck, KnollTextiles, Edelman Leather and Fully are up and running. We are impressed by the ingenuity all our sales teams have brought to our client and dealer engagements. Whether it is through virtual tours of our flagship Fulton Market Chicago space, on-line mockup presentations using our latest 3D rendering tools, video conferencing presentations, assorted webinars, including the k.talks series, a weekly virtual series of webcasts by Knoll about the changing dynamics of work today available on our website, and extensive custom product engagements as our clients respond to changing workplace conditions, our teams remain busy and engaged.

Our Office orders funnel continues to be above prior year levels, but we are aware this may be a lagging indicator. Physical mockups understandably are down by half, but we still see many client engagements moving forward and have had many virtual presentations result in impressive wins. As a later cycle business on the Office side, we are cognizant that we are probably a quarter or more from the eye of the storm; while on the shorter cycle residential side, the closing of our HOLLY HUNT showrooms and Knoll Shops in New York and Los Angeles have had a more direct impact on our business. One area in which we are seeing exceptionally strong growth is our work-from-home e-commerce business by Fully. Sales in March at Fully set an all-time record, and we are working hard to push supply to keep up with demand.

Actions to Ensure Profitability and Liquidity
It is fair to say at this early stage it is simply impossible to draw conclusions of what the full year will look like. That said, the team at Knoll has, for better or worse, extensive experience in managing Knoll through significant periods of economic upheaval, crisis and uncertainty. We know that the keys to coming out stronger are aggressive actions to control spending and maximize free cash flow and liquidity while protecting any essential investments that will drive faster uptake as the crisis abates. The other thing we have learned through these crises is the more diversified the enterprise is, the better we will weather any storm. And that is certainly true at Knoll, where we are significantly less reliant on any single business, client segment or channel than we were in the past 20 years.

So, let us highlight the steps we have taken immediately to adjust our business for the pandemic and anticipated economic fallout. On the spending side, we froze all but a small handful of open positions across Knoll. We have suspended certain retirement contributions and cancelled mid-year salary increases that were planned. Additionally, we suspended all cash bonus accruals for both our senior and broader management team. This will result in cash compensation reductions of 10% to 50% for our top leaders.

We also conducted a business by business review of all spending and made significant adjustments. Some spending reductions were easy, such as travel; others involved more difficult choices and prioritization including delayed product launches and other investments. In geographies where we were unable to operate a particular business, like at DatesWeiser in Buffalo or in Italy, we made the difficult decision to furlough the majority of associates in these businesses. Today, approximately 15% of our global workforce is on furlough while we continue to provide these associates healthcare benefits. On a full year basis, including the variable impact of lower sales-related compensation, these reductions in the current year should save us upwards of $65.0 million versus prior year. And we continue to monitor incoming demand to make further spending adjustments as required.

On the liquidity front we have also taken important steps to ensure we have ample cash and revolver availability to manage through this crisis. First, we ended the quarter with $130 million of cash on our balance sheet, and still have just under $100 million of untapped revolver availability. Our credit facility does not mature until August of 2024 and we have minimal mandatory quarterly amortization payments on our term loans of approximately $17.0 million annually. From a leverage standpoint, we were levered 3.2:1 at the end of the first quarter. Assuming all cash on hand was used to pay down outstanding debt, our leverage ratio would have been 2.6:1. These are well below our 4.0:1 covenant at the end of the first quarter, which steps down to 3.75:1 in the second quarter of 2020.

Additionally, we took other important steps to shore up our liquidity;

•We have cut our full year planned CAPEX spending by $20.0 million.
•To benefit our dealers and our cash flow this quarter we initiated special credit terms, which we believe will incent our dealers to take advantage of favorable cash discount terms. And we have been facilitating education sessions for our dealers to familiarize them with the Small Business Administration loans and relevant provisions of the CARES Act.
•Our Board of Directors has agreed to take the remainder of their 2020 cash compensation in shares.
•In the spirit of shared sacrifice amongst stakeholders, our Board of Directors has decided to reduce our dividend by approximately 75% to $0.04 per quarter. This represents an annual cash savings of $26.0 million. We will continue to review our dividend policy quarterly and adjust appropriately to protect our key initiatives, financial flexibility and staffing levels.
•As part of our plan to consolidate and improve the efficiency of our manufacturing operations, we have a tentative agreement to sell our Grand Rapids building for approximately $13.0 million; we anticipate closing late in the second quarter while maintaining the use of this facility as we complete our plant consolidation, which has understandably been set back three to six months when we suspended equipment moves in March.
•We have reached out to our landlords to discuss rent abatements and concessions in buildings we are not able to access during shelter-in-place orders and stay-at-home orders.
•Lastly, we are evaluating many of the CARES Act provisions and government programs in both the US, Canada and globally to help Knoll and our dealers manage through the pandemic and it's economic impact.

We believe in total these are meaningful actions to ensure we continue to have all the liquidity we anticipate needing to manage Knoll through the coming quarters.

Business Outlook
But more than playing defense we are energized by the actions we can and are taking to emerge as a more vital partner to our clients and dealers, a better place to work and a stronger business. This involves several key activities as we anticipate what the post-crisis environment will look like and reallocating resources towards incipient client needs and new ways of living, working and acquiring our designs.

This has begun immediately with co-creation efforts with our clients to help them prepare their workplaces to bring their employees safely back to work in the months ahead. Whether it is retrofittable partitions for more open benches, higher panels or bleach cleanable textiles and easily disinfected materials and surfaces, we have already offered up extensive product solutions and planning ideas for safe work that allow for appropriate physical distance where required.

We can even envision a return to more traditional panel designs and private offices which we are easily able to provide. And even if we settle out with a more permanent mix of at home and in the office work and that space is more spread out, the net usage of our products could even increase, particularly if we see businesses spreading out more across less dense locations.

That is another reason why, after seeing the explosive growth in Fully’s work from home solutions, that we have decided to fast track the development of a much broader and deeper range of Knoll work from home product solutions and e-commerce channels along with accelerating Muuto’s significant e-commerce potential in North America. We look forward to sharing the progress on these initiatives in the coming quarters.

In closing, one thing we are more convinced of than ever is that all this time doing video conferencing and working outside of our offices will only make the desire for the social and cultural benefits of a physical workplace all the stronger. Whether it is about fostering teamwork, innovation or culture there is nothing like a well-designed workplace to create the kind of environment where people can do their best work together. And all this time at home should generate lots of areas domestically that are ripe for a better home office and a more comfortable or beautiful living and dining space, all of which our timeless designs are perfectly suited to address. Stay safe. Onward.

Andrew B. Cogan    Charles W. Rayfield
Chairman and Chief Executive Officer Senior Vice President and Chief Financial Officer

Business Segment Results
The Company has two reportable segments: Office and Lifestyle. The Office reportable segment is comprised of the operations of the Office operating segment. The Lifestyle reportable segment is an aggregation of the Lifestyle, Europe, and Muuto operating segments. All unallocated expenses are included within Corporate.
The Office segment includes a complete range of workplace products that address diverse workplace planning paradigms in North America and Europe. These products include: systems furniture, seating, storage, tables, desks and accessories as well as the international sales of our Office products. The Office segment includes DatesWeiser and Fully. DatesWeiser is known for its sophisticated meeting and conference tables and credenzas, sets a standard of design, quality and technology integration. Fully is an ecommerce furniture brand selling height-adjustable desks, ergonomic chairs and accessories principally for individual home offices and small businesses.
The Lifestyle segment includes KnollStudio®, HOLLY HUNT®, Muuto®, KnollTextiles®, Spinneybeck® (including Filzfelt®), and Edelman® Leather. KnollStudio products, which are distributed in North America and Europe, include iconic seating, lounge furniture, side, cafe and dining chairs as well as conference, training and dining and occasional tables. HOLLY HUNT® is known for high quality residential furniture, lighting, rugs, textiles and leathers. The KnollTextiles®, Spinneybeck® (including Filzfelt®), and Edelman® Leather businesses provide a wide range of customers with high-quality fabrics, felt, leather and related architectural products. Muuto® rounds out the Lifestyle segment with its ancillary products and affordable luxury furnishings to make the Lifestyle segment an all-encompassing “resimercial”, high-performance workplace, from uber-luxury living spaces to affordable luxury residential living.
The tables below present the Company’s segment information with Corporate costs excluded from operating segment results.

	Three Months Ended March 31,
Net sales (in millions)	2020	2019
Office	$216.4	$202.2
Lifestyle	123.6	130.6
Total net sales	$340.0	$332.8

	Three Months Ended March 31,
Operating profit (in millions)	2020	2019
Office	$3.9	$14.1
Lifestyle	13.6	20.7
Corporate	(6.1)	(5.6)
Total operating profit	$11.4	$29.2

	Three Months Ended March 31,
Adjusted EBITDA(1) (in millions)	2020	2019
Office	$19.5	$20.5
Lifestyle	18.9	25.2
Corporate	(5.2)	(4.1)
Total adjusted EBITDA	$33.2	$41.6
(1) See Reconciliation of Non-GAAP Financial Measures below.

Reconciliation of Non-GAAP Financial Measures
This press release contains certain non-GAAP financial measures. A "non-GAAP financial measure" is a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles ("GAAP") in the statements of income, balance sheets, or statements of cash flow of the company. Pursuant to applicable reporting requirements, the company has provided reconciliations below of non-GAAP financial measures to the most directly comparable GAAP measure.
The non-GAAP financial measures presented within the Company's earnings release are not indicators of our financial performance under GAAP and should not be considered as an alternative to the applicable GAAP measure. These non-GAAP measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. In addition, in evaluating these non-GAAP measures, you should be aware that in the future we may incur expenses similar to the adjustments in this press release. Our presentation of these non-GAAP measures should not be construed as an inference that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence to our GAAP results and using non-GAAP measures only as supplemental presentations.
The non-GAAP measures presented are utilized by management to evaluate the Company's business performance and profitability by excluding certain items that may not be indicative of our recurring core business operating results. The Company believes that these measures provide additional clarity for investors by excluding specific expenses in an effort to show comparable business operating results for the periods presented.
The following table reconciles reported Net Sales Growth to Organic Net Sales Growth.

Three Months Ended	Net Sales Growth	Acquisition Impact	Organic Net Sales Growth
March 31, 2020
Office Segment	7.0%	(9.0)%	(2.0)%
Lifestyle Segment	(5.3)%	—%	(5.3)%
Total Knoll Inc.	2.2%	(5.5)%	(3.3)%
The following table reconciles Gross Profit and Margin to Adjusted Gross Profit and Margin for the periods indicated.

	Three Months Ended March 31,
	2020	2019
	($ in millions)

Gross profit	$122.3	$123.8
Add back:
Product discontinuation charges(1)	0.7	—
Restructuring charges(2)	0.6	—
Adjusted gross profit	$123.6	$123.8
Net Sales	$340.0	$332.8
Gross Profit %	36.0%	37.2%
Adjusted Gross Profit %	36.4%	37.2%
(1) Product discontinuation charges related primarily to the write-off of remaining inventory for the Morrison and Chadwick product lines.
(2) Restructuring charges were related to accelerated depreciation associated with the closure of the Company's Grand Rapids manufacturing plant.

The following table reconciles Operating Expenses to Adjusted Operating Expenses for the periods indicated.

	Three Months Ended March 31,
	2020	2019
	($ in millions)

Operating expenses	$110.9	$94.6
Less:
Acquisition related expenses	—	0.4
Acquisition related amortization	2.4	2.1
Restructuring charges(1)	7.6	0.1
Adjusted operating expenses	$100.9	$92.0
Net Sales	$340.0	$332.8
Operating Expenses as a Percentage of Net Sales	32.6%	28.4%
Adjusted Operating Expenses as a Percentage of Net Sales	29.7%	27.7%
(1) Restructuring charges during the first quarter of 2020 were related primarily to expenses to execute previously announced actions to close the Company's Grand Rapids manufacturing plant, as well as the completion of a warehousing location move in the Lifestyle segment.
The following tables reconcile Operating Profit to Adjusted EBITDA by business segment for the periods indicated.

	Three Months Ended March 31, 2020
	Office	Lifestyle	Corporate	Knoll, Inc.
	($ in millions)

Operating profit (loss)	$3.9	$13.6	$(6.1)	$11.4
Add back:
Product discontinuation charges(1)	0.7	—	—	0.7
Restructuring charges(2)	6.9	0.7	—	7.6
Depreciation and amortization	7.2	3.8	0.1	11.1
Stock compensation	0.2	0.7	0.7	1.6
Other income items	0.7	—	0.1	0.8
Adjusted EBITDA (loss)	$19.6	$18.8	$(5.2)	$33.2
Net sales	$216.4	$123.6	—	$340.0
Operating profit %	1.8%	11.0%	N/A	3.4%
Adjusted EBITDA %	9.0%	15.3%	N/A	9.8%
(1) Product discontinuation charges related primarily to the write-off of remaining inventory for the Morrison and Chadwick product lines.
(2) Restructuring charges during the first quarter of 2020 were related primarily to expenses to execute previously announced actions to close the Company's Grand Rapids manufacturing plant, as well as the completion of a warehousing location move in the Lifestyle segment. Accelerated depreciation restructuring charges of $0.6M are shown above within "Depreciation and amortization".

	Three Months Ended March 31, 2019
	Office	Lifestyle	Corporate	Knoll, Inc.
	($ in millions)

Operating profit (loss)	$14.1	$20.7	$(5.6)	$29.2
Add back:
Acquisition related expenses(1)	—	0.4	—	0.4
Restructuring charges(2)	0.1	—	—	0.1
Depreciation and amortization	5.0	3.4	0.1	8.5
Stock compensation	0.4	0.7	1.0	2.1
Other income items	0.9	—	0.4	1.3
Adjusted EBITDA (loss)	$20.5	$25.2	$(4.1)	$41.6
Net sales	$202.2	$130.6		$332.8
Operating profit %	7.0%	15.8%	N/A	8.8%
Adjusted EBITDA %	10.1%	19.3%	N/A	12.5%
(1) Acquisition related expenses includes retention agreements for key employees and other acquisition related expenses for the three months ended March 31, 2019. Amortization of acquired intangible assets is shown above within "Depreciation and amortization".
(2) Restructuring charges related primarily to the Company's footprint optimization initiatives.

The following table reconciles Net Earnings to Adjusted EBITDA for the periods indicated.

	Three Months Ended March 31,
	2020	2019
	($ in millions)

Net earnings attributable to Knoll, Inc. stockholders	$10.9	$18.0
Add back:
Income tax expense	(3.9)	6.5
Interest expense	4.9	5.2
Depreciation and amortization	11.1	8.5
Stock compensation	1.6	2.1
Other non-cash items	(0.4)	0.6
Product discontinuation charges(1)	0.7	—
Restructuring charges(2)	7.6	0.1
Acquisition related expenses	—	0.4
Pension settlement charge(3)	0.7	0.2
Adjusted EBITDA	$33.2	$41.6
Net sales	$340.0	$332.8
Net earnings %	3.2%	5.4%
Adjusted EBITDA %	9.8%	12.3%
(1) Product discontinuation charges related primarily to the write-off of remaining inventory for the Morrison and Chadwick product lines.
(2) Restructuring charges during the first quarter of 2020 were related primarily to expenses to execute previously announced actions to close the Company's Grand Rapids manufacturing plant, as well as the completion of a warehousing location move in the Lifestyle segment. Accelerated depreciation restructuring charges of $0.6M are shown above within "Depreciation and amortization".
(3)The Company incurred settlement charges in connection with cash payments of lump sum elections related to the Company's pension plan.

The following table reconciles Diluted Earnings Per Share to Adjusted Diluted Earnings Per Share for the periods indicated.

	Three Months Ended March 31,
	2020	2019
Diluted earnings per share	$0.22	$0.37
Add back:
Product discontinuation charges(1)	0.01	—
Acquisition related amortization	0.05	0.05
Restructuring charges(2)	0.17	—
Pension settlement charge(3)	0.01	—
Less:
Tax effect of non-GAAP adjustments(4)	0.06	0.01
Adjusted diluted earnings per share	$0.40	$0.41
(1) Product discontinuation charges related primarily to the write-off of remaining inventory for the Morrison and Chadwick product lines.
(2) Restructuring charges during the first quarter of 2020 were related primarily to accelerated depreciation and expenses to execute previously announced actions to close the Company's Grand Rapids manufacturing plant, as well as the completion of a warehousing location move in the Lifestyle segment.
(3) The Company incurred settlement charges in connection with cash payments of lump sum elections related to the Company's pension plan.
(4) Tax effect of non-GAAP adjustments was calculated using the applicable blended statutory tax rate for the jurisdiction in which the adjustment occurred.
The following table shows Workplace and Residential Sales by segment for the periods indicated.

	Three Months Ended March 31, 2020			Three Months Ended March 31, 2019
	Office	Lifestyle	Knoll, Inc.	Office	Lifestyle	Knoll, Inc.
	($ in millions)			($ in millions)

Workplace Sales	$216.4	$68.2	$284.6	$202.2	$68.3	$270.5
Residential Sales	—	55.4	55.4	—	62.3	62.3
Total Net Sales	$216.4	$123.6	$340.0	$202.2	$130.6	$332.8

Workplace Growth vs Prior Year	7.0%	0.0%	5.2%
Residential Growth vs Prior Year		(11.1)%	(11.1)%

The following table reconciles Knoll, Inc. Debt Leverage Ratio to Net Debt Leverage Ratio for the periods indicated.

Three Months Ended March 31, 2020 ($ in millions)	Debt Leverage Ratio	Additional Cash on Hand(3)	Net Debt Leverage Ratio
Outstanding Debt Level(1)	$600.3	$(115.6)	$484.7

LTM Net Earnings(2)	$62.4		$62.4
LTM Adjustments
Interest	21.0		21.0
Taxes	22.4		22.4
Depreciation and Amortization	33.8		33.8
Non-cash and other items(3)	48.5		48.5
LTM Adjusted EBITDA(2)	$188.1		$188.1

Debt Leverage Ratio	3.2x		2.6x
(1) Outstanding debt levels include outstanding letters of credit and guarantee obligations. Per the terms of the credit facility filed with the Securities and Exchange Commission on January 25, 2018, and amended on August 26, 2019, cash up to $15.0M reduces the outstanding debt level.
(2) LTM adjusted EBITDA is calculated in accordance with the Company's credit facility and includes the impact of proforma LTM Net Earnings from the Fully acquisition.
(3) Additional cash on hand represents cash at the end of the first quarter in excess of the $15.0 million allowable for deduction from the outstanding debt level per the terms of the Company's credit facility.
(4) Non-cash and other items include, but not limited to, product discontinuation charges, acquisition related inventory adjustments, asset impairment charges, restructuring charges, debt refinancing fees, acquisition related expenses, stock-based compensation expenses, and unrealized gains and losses on foreign exchange.

Cautionary Statement Regarding Forward-Looking Information
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Knoll, Inc.'s expected future financial position, results of operations, revenue and profit levels, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as “anticipate,” “if,” “believe,” “plan,” “goals,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements. This includes, without limitation, our statements and expectations regarding any current or future recovery in our industry, our plans for reduced capital and operating expenditures and enhanced liquidity measures, our integration of acquired businesses, our supply chain and manufacturing footprint optimization plans, and our expectations with respect to the payment of future dividends and leverage. Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from the expectations of Knoll management. Knoll does not undertake a duty to update such forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include corporate spending and service-sector employment, price competition, acceptance of Knoll's new products, the pricing and availability of raw materials and components, foreign currency exchange, transportation costs, demand for high quality, well designed furniture and interior solutions, changes in the competitive marketplace, changes in the trends in the market for furniture or coverings, the financial strength and stability of our suppliers, customers and dealers, access to capital, our success in designing and implementing our new enterprise resource planning system, our ability to successfully integrate acquired businesses, our supply chain optimization initiatives, the uncertainty and ultimate economic impact of the COVID-19 pandemic, and other risks identified in Knoll's annual report on Form 10-K, and other filings with the Securities and Exchange Commission. Many of these factors are outside of Knoll's control.
Contacts
Investors:
Charles Rayfield
Senior Vice President and Chief Financial Officer
Tel 215 679-1703
crayfield@knoll.com

Media:
David E. Bright
Senior Vice President, Communications
Tel 212 343-4135
dbright@knoll.com

Q&A Conference Call Information
Knoll will host a live question and answer conference call on Monday, April 27, 2020 at 5:00 p.m. ET.
The conference call may also be accessed by dialing:
North America (844) 778-4138
International   (661) 378-9550
Q&A Conference ID  4796966
A replay of the Q&A conference call will be available through May 4, 2020 by dialing (855) 859-2056 or (404) 537-3406 and entering passcode 4796966, as well as on the Company's investor relations website through July 24, 2020.

About Knoll
Knoll, Inc. is a constellation of design-driven brands and people, working together with our clients to create inspired modern interiors. Our internationally recognized portfolio includes furniture, textiles, leathers, accessories, and architectural and acoustical elements. Our brands — Knoll Office, KnollStudio, KnollTextiles, KnollExtra, Spinneybeck | FilzFelt, Edelman Leather, HOLLY HUNT, DatesWeiser, Muuto, and Fully — reflect our commitment to modern design that meets the diverse requirements of high performance workplaces and luxury interiors. A recipient of the National Design Award for Corporate and Institutional Achievement from the Smithsonian`s Cooper-Hewitt, National Design Museum, Knoll, Inc. is aligned with the U.S. Green Building Council and the Canadian Green Building Council and can help organizations achieve the Leadership in Energy and Environmental Design (LEED) workplace certification. Our products can also help clients comply with the International Living Future Institute to achieve Living Building Challenge Certification, and with the International WELL Building Institute to attain WELL Building Certification. Knoll, Inc. is the founding sponsor of the World Monuments Fund Modernism at Risk program.

KNOLL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in millions, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2020	2019

Net sales	$340.0	$332.8
Cost of sales	217.7	209.0
Gross profit	122.3	123.8
Selling, general, and administrative expenses	103.3	94.5
Restructuring charges	7.6	0.1
Operating profit	11.4	29.2
Pension settlement charges	0.7	0.2
Interest expense	4.9	5.2
Other income, net	(1.2)	(0.7)
Income before income tax expense	7.0	24.5
Income tax (benefit) expense	(3.9)	6.5
Net earnings	$10.9	$18.0

Earnings per share:
Basic	$0.22	$0.37
Diluted	$0.22	$0.37

Weighted-average shares outstanding (in thousands):
Basic	48,973	48,775
Diluted	49,708	49,190

KNOLL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
(Unaudited)

	March 31, 2020	December 31, 2019

ASSETS
Current assets:
Cash and cash equivalents	$130.6	$8.5
Customer receivables, net	114.2	107.4
Inventories, net	203.9	195.9
Prepaid and other current assets	41.8	28.8
Total current assets	490.5	340.6
Property, plant, and equipment, net	224.9	239.0
Goodwill and intangible assets, net	671.4	680.3
Right-of-use lease assets	107.7	94.4
Other non-current assets	2.4	3.6
Total assets	$1,496.9	$1,357.9
LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$17.0	$17.1
Accounts payable	122.3	131.9
Current portion of lease liability	24.9	20.7
Other current liabilities	110.9	120.3
Total current liabilities	275.1	290.0
Long-term debt	589.3	428.9
Lease liability	99.3	87.0
Other non-current liabilities	129.5	124.4
Total liabilities	1,093.2	930.3
Total equity	403.7	427.6
Total liabilities and equity	$1,496.9	$1,357.9

KNOLL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in millions)
(Unaudited)

	Three Months Ended March 31,
	2020	2019

Net earnings	$10.9	$18.0
Cash (used in) provided by operating activities	(16.4)	19.1
Cash used in investing activities	(10.3)	(9.2)
Cash provided by (used in) financing activities	149.1	(9.1)
Effect of exchange rate changes on cash and cash equivalents	(0.3)	—
Increase in cash and cash equivalents	122.1	0.8
Cash and cash equivalents at beginning of period	8.5	1.6
Cash and cash equivalents at end of period	$130.6	$2.4